                                                                EXHIBIT 11(b)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the following with respect to Post-Effective Amendment No. 27 to the Registration Statement (File No. 2-78808) on form N-1A under the Securities Act of 1933, as amended, of Asset Management Fund, Inc.:



     - The Incorporation by reference of our report dated December 3, 1996 on our audit of the financial statements and financial highlights of the Asset Management Fund, Inc. in the Statement of Additional Information.


     _ The reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Counsel and Independent Accountants" in the Statement of Additional Information.

/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 27, 1996